Filed Pursuant to Rule 433
Registration No. 333-109028-01

Final Term Sheet
March 29, 2007
VERIZON COMMUNICATIONS INC.
$750,000,000 5.500% Notes due 2017
$750,000,000 6.250% Notes due 2037
$500,000,000 Floating Rate Notes due 2009

Issuer:	Verizon Communications Inc.

Title of Securities:	5.500% Notes due 2017 (the “Notes due 2017”)
6.250% Notes due 2037 (the “Notes due 2037”)
Floating Rate Notes due 2009 (the “Floating Rate Notes due 2009”)

Trade Date:	March 29, 2007

Settlement Date (T+3):	April 3, 2007

Maturity Date:	Notes due 2017: April 1, 2017
Notes due 2037: April 1, 2037
Floating Rate Notes due 2009: April 3, 2009

Aggregate Principal Amount Offered:	Notes due 2017: $750,000,000
Notes due 2037: $750,000,000
Floating Rate Notes due 2009: $500,000,000

Price to Public (Issue Price):	Notes due 2017: 99.303% plus accrued interest, if any, from April 3, 2007
Notes due 2037: 99.171% plus accrued interest, if any, from April 3, 2007
Floating Rate Notes due 2009: 100% plus accrued interest, if any, from April 3, 2007

Gross Spread:	Notes due 2017: 0.450%
Notes due 2037: 0.875%
Floating Rate Notes due 2009: 0.150%

Price to Verizon:	Notes due 2017: 98.853%
Notes due 2037: 98.296%
Floating Rate Notes due 2009: 99.850%

Underwriter Reimbursement of Verizon Expenses:	Underwriters to reimburse $937,500 of Verizon expenses.

Interest Rate:	Notes due 2017: 5.500% per annum
Notes due 2037: 6.250% per annum
Floating Rate Notes due 2009: three-month LIBOR plus 0.05%.

Interest Payment Dates:	Notes due 2017 and Notes due 2037: Semi-annually on each April 1 and October 1, commencing October 1, 2007.

Floating Rate Notes due 2009: Quarterly on each January 3, April 3, July 3 and October 3, commencing July 3, 2007; provided however, that if any such interest payment date would fall on a day that is not a business day, other than the interest payment date that is also the date of maturity, that interest payment date will be postponed to the following day that is a business day, except that if such next business day is in a different month, then that interest payment date will be the immediately preceding day that is a business day; and provided further, that if the date of maturity is not a business day, payment of principal and interest will be made on the following day that is a business day and no interest will accrue for the period from and after such date of maturity.

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000.

Optional Redemption:	Notes due 2017: Make-whole call at any time at 100% of discounted present value at Treasury Rate plus 25 basis points.
Notes due 2037: Make-whole call at any time at 100% of discounted present value at Treasury Rate plus 30 basis points.
Floating Rate Notes due 2009: Not redeemable prior to maturity.

Joint Bookrunners:	Notes due 2017 and Notes due 2037: Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC

Floating Rate Notes due 2009: Barclays Capital Inc., Goldman, Sachs & Co. and Wachovia Capital Markets, LLC

Allocation:

			Floating Rate
	Notes Due 2017	Notes Due 2037	Notes Due 2009
Citigroup Global Markets Inc.	$172,500,000	$172,500,000	$25,000,000
Credit Suisse Securities (USA) LLC	172,500,000	172,500,000	25,000,000
UBS Securities LLC	172,500,000	172,500,000	25,000,000
Barclays Capital Inc.	37,500,000	37,500,000	115,000,000
Goldman, Sachs & Co.	37,500,000	37,500,000	115,000,000
Wachovia Capital Markets, LLC	37,500,000	37,500,000	115,000,000
Greenwich Capital Markets, Inc.	37,500,000	37,500,000	25,000,000
Morgan Stanley & Co. Incorporated	37,500,000	37,500,000	25,000,000
Loop Capital Markets, LLC	7,500,000	7,500,000	10,000,000
Muriel Siebert & Co., Inc.	7,500,000	7,500,000	10,000,000
The Williams Capital Group, L.P.	7,500,000	7,500,000	10,000,000
Blaylock & Company, Inc.	7,500,000	7,500,000	0
Guzman & Company	7,500,000	7,500,000	0
Samuel A. Ramirez & Co., Inc.	7,500,000	7,500,000	0

	$750,000,000	$750,000,000	$500,000,000

Reference Document:	Prospectus Supplement, subject to completion, dated March 29, 2007; Prospectus dated March 29, 2007.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1 (877) 858-5407, Credit Suisse Securities (USA) LLC toll-free at 1 (800) 221-1037, UBS Securities LLC toll-free at 1 (888) 722-9555 Ext. 1088, Barclays Capital Inc. toll-free at 1 (888) 227-2775 Ext. 2663, Goldman, Sachs & Co. toll-free at 1 (866) 471-2526 or Wachovia Capital Markets, LLC toll-free at 1 (866) 289-1262.
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